Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-119372, 333-119226, 333-88649, 333-58093, 333-50161, 333-26905, 333-04895, 333-04903, 33-48231, and 333-76586) and in the Registration Statements on Forms S-3 (Registration Nos. 333-54090 and 333-98355) of America Service Group Inc. of our reports dated March 3, 2008, with respect to the consolidated financial statements and schedule of America Service Group Inc., and the effectiveness of internal control over financial reporting of America Service Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
March 3, 2008